Cross-Corporate Continuing Guaranty

Guarantor:	Healthcare Corporation of America, a New Jersey corporation
(New Jersey Entity No. 0100989709)
Address:	66 Ford Road, Suite 230, Denville, NJ 07834

Guarantor:	Prescription Corporation of America, a New Jersey corporation
(New Jersey Entity No. 0100988206)
Address:	66 Ford Road, Suite 230, Denville, NJ 07834

Guarantor:	PCA Benefits, Inc., a New Jersey corporation
(New Jersey Entity No. 0101011650)
Address:	66 Ford Road, Suite 230, Denville, NJ 07834

Date:	December 31, 2013

This Cross-Corporate Continuing Guaranty (“Guaranty”) is executed by the above-named Guarantors as guarantors of the obligations of Healthcare Corporation of America, a Delaware corporation (“Borrower”) under that certain Securities Purchase Agreement (as defined below), and of each other Guarantor’s obligations under this Guaranty (except for a guarantor in respect of itself), and any other persons now or hereafter signatory as a guarantor to this Guaranty by execution of a counterpart hereof or by an instrument of joinder and accession hereto (individually, jointly and severally a “Guarantor” and, collectively with all other Guarantors, “Guarantor”), as of the above date, in favor of Chardan Capital Markets, LLC, as Agent (“Agent”) for the Purchasers (as defined in the Securities Purchase Agreement). Capitalized terms not defined herein have the meaning set forth in the Securities Purchase Agreement.

1.    Continuing Guaranty. Each Guarantor, in exchange for good and valuable consideration, hereby jointly and severally unconditionally guarantees and promises to (a) pay to Agent, for its benefit and the benefit of Purchasers, in lawful money of the United States and to perform for the benefit of Agent, for its benefit and the benefit of Purchasers, all of Borrower’s present and future Indebtedness (as defined below) to Agent and the Purchasers, provided that no Guarantor shall be deemed to give a guaranty in respect of itself, and (b) perform all non-monetary obligations under and arising under the Securities Purchase Agreement applicable to it as if it were a party to the Securities Purchase Agreement as a Borrower.

2.    “Indebtedness.” As used in this Guaranty, the term "Indebtedness" means (a) any and all present and future payment obligations and liabilities of Borrower to Agent and Purchasers in connection with that certain Securities Purchase Agreement between Agent, Purchasers and Borrower of even date herewith (the “Securities Purchase Agreement”), the Note, [the Warrants], the Master Security Agreement and every other Related Agreement, heretofore, now, or hereafter made, incurred, or created, whether directly to Agent or any Purchaser or acquired by Agent or any Purchaser by assignment or otherwise, or held by Agent or any Purchaser on behalf of others, however arising, whether voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, certain or uncertain, determined or undetermined, monetary or nonmonetary, written or oral, and whether Borrower may be liable individually or jointly with others, and regardless of whether recovery thereon may be or hereafter become barred by any statute of limitations, discharged or uncollectible in any bankruptcy, insolvency or other proceeding (other than of a Guarantor in respect of itself), or otherwise unenforceable; and (b) any and all amendments, modifications, renewals and extensions of any or all of the foregoing, including without limitation amendments, modifications, renewals and extensions which are evidenced by any new or additional instrument, document or agreement; and (c) any and all attorneys' fees, court costs, and collection charges incurred in endeavoring to collect or enforce any of the foregoing against Borrower, Guarantor, or any other person liable thereon (whether or not suit be brought) and any other expenses of, for or incidental to collection thereof.

Cross-Corporate Continuing Guaranty

3.    Waivers. Guarantor hereby waives: (a) presentment for payment, notice of dishonor, demand, protest, and notice thereof as to any instrument, and all other notices and demands to which Guarantor might be entitled, including without limitation notice of all of the following: the acceptance hereof; the creation, existence, or acquisition of any Indebtedness; the amount of the Indebtedness from time to time outstanding; any foreclosure sale or other disposition of any property which secures any or all of the Indebtedness or which secures the obligations of any other guarantor of any or all of the Indebtedness; any adverse change in Borrower's financial position; any other fact which might increase Guarantor's risk; any default, partial payment or non-payment of all or any part of the Indebtedness; the occurrence of any other Event of Default (as hereinafter defined); any and all agreements and arrangements between Agent or any Purchaser and Borrower and any changes, modifications, or extensions thereof, and any revocation, modification or release of any guaranty of any or all of the Indebtedness by any person (including without limitation any other person signing this Guaranty); (b) any right to require Agent to institute suit against, or to exhaust its rights and remedies against, Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Indebtedness, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Agent or any Purchaser or any indebtedness of Agent or any Purchaser to Borrower, or to exercise any other right or power, or pursue any other remedy Agent or any Purchaser may have; (c) any defense arising by reason of any disability or other defense of Borrower or any other guarantor or any endorser, co-maker or other person (other than payment or performance in full), or by reason of the cessation from any cause whatsoever of any liability of Borrower or any other guarantor or any endorser, co-maker or other person, with respect to all or any part of the Indebtedness, or by reason of any act or omission of Agent or any Purchaser or others which directly or indirectly results in the discharge or release of Borrower or any other guarantor or any other person or any Indebtedness or any security therefor, whether by operation of law or otherwise; (d) any defense arising by reason of any failure of Agent to obtain, perfect, maintain or keep in force any security interest in, or lien or encumbrance upon, any property of Borrower or any other person; (e) any defense based upon any failure of Agent to give Guarantor notice of any sale or other disposition of any property securing any or all of the Indebtedness, or any defects in any such notice that may be given, or any failure of Agent to comply with any provision of applicable law in enforcing any security interest in or lien upon any property securing any or all of the Indebtedness including, but not limited to, any failure by Agent to dispose of any property securing any or all of the Indebtedness in a commercially reasonable manner; (f) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Borrower or any other guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Indebtedness (including without limitation any interest thereon), in or as a result of any such proceeding; and (g) the benefit of any and all statutes of limitation with respect to any action based upon, arising out of or related to this Guaranty. Until all of the Indebtedness has been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Guarantor hereunder except the full performance and payment of all of the Indebtedness. If any claim is ever made upon Agent or any Purchaser for repayment or recovery of any amount or amounts received by Agent or any Purchaser in payment of or on account of any of the Indebtedness, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Agent or any Purchaser repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any Purchaser or any of its property, or by reason of any settlement or compromise of any such claim effected by Agent or any Purchaser with any such claimant (including without limitation the Borrower), then and in any such event, Guarantor agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Guarantor, notwithstanding any revocation or release of this Guaranty or the cancellation of any note or other instrument evidencing any of the Indebtedness, or any release of any of the Indebtedness, and Guarantor shall be and remain liable to Agent and Purchaser under this Guaranty for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Agent or any Purchaser, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Guaranty. Until all of the Indebtedness has been indefeasibly paid and performed in full, Guarantor hereby expressly and unconditionally agrees not to assert any and all rights of subrogation, reimbursement (other than reimbursement for ordinary course of business expenses paid on behalf of Borrower and in such case, only when no Event of Default has occurred and is continuing under the Securities Purchase Agreement) and indemnity of every kind against Borrower, and all rights of recourse to any assets or property of Borrower, and all rights to any collateral or security held for the payment and performance of any Indebtedness, including (but not limited to) any of the foregoing rights which Guarantor may have under any present or future document or agreement with any Borrower or other person, and including (but not limited to) any of the foregoing rights which Guarantor may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

2

Cross-Corporate Continuing Guaranty

4.    Consents. Guarantor hereby consents and agrees that, without notice to or by Guarantor and without affecting or impairing in any way the obligations or liability of Guarantor hereunder, if an Event of Default has occurred and is continuing, Agent may, from time to time before or after revocation of this Guaranty, do any one or more of the following in Agent's sole and absolute discretion: (a) accelerate, accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Indebtedness; (b) grant any other indulgence to Borrower or any other person in respect of any or all of the Indebtedness or any other matter; (c) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Indebtedness or any guaranty of any or all of the Indebtedness, or on which Agent at any time may have a lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (d) substitute or add, or take any action or omit to take any action which results in the release of, any one or more endorsers or guarantors of all or any part of the Indebtedness, including, without limitation one or more parties to this Guaranty, regardless of any destruction or impairment of any right of contribution or other right of Guarantor; (e) amend, alter or change in any respect whatsoever any term or provision relating to any or all of the Indebtedness, including the rate of interest thereon; (f) apply any sums received from Borrower, any other guarantor, endorser, or co-signer, or from the disposition of any collateral or security, to any indebtedness whatsoever owing from such person or secured by such collateral or security, in such manner and order as Agent determines in its sole discretion, but subject to any restrictions in the Loan Agreement, and regardless of whether such indebtedness is part of the Indebtedness, is secured, or is due and payable; (g) apply any sums received from Guarantor or from the disposition of any collateral or security securing the obligations of Guarantor, to any of the Indebtedness in such manner and order as Agent determines in its sole discretion, regardless of whether or not such Indebtedness is secured or is due and payable. The foregoing is not intended to impute additional rights and remedies by Agent other than those already contemplated under the Securities Purchase Agreement, the Note, the Warrants, the Master Security Agreement or any Related Agreement and applicable law. Guarantor consents and agrees that Agent shall be under no obligation to marshal any assets in favor of Guarantor, or against or in payment of any or all of the Indebtedness. Guarantor further consents and agrees that Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Indebtedness. Without limiting the generality of the foregoing, Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Indebtedness.

5.    Acceleration. Notwithstanding the terms of all or any part of the Indebtedness, the obligations of Guarantor hereunder to pay and perform all of the Indebtedness shall, at the option of Agent, immediately become due and payable, without notice, and without regard to the expressed maturity of any of the Indebtedness, in the event: (a) Guarantor shall fail to pay or perform when due any of its obligations under this Guaranty; or (b) upon the occurrence of any “Event of Default” as defined under the Notes beyond any applicable cure and notice period.

6.    Indemnity. Guarantor hereby agrees to indemnify Agent and each Purchaser and hold Agent and each Purchaser harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including without limitation attorneys' fees), of every nature, character and description, which Agent or any Purchaser may sustain or incur based upon or arising out of any of the Indebtedness, any actual or alleged failure to collect and pay over any withholding or other tax relating to Borrower or its employees, any relationship or agreement between Agent, Purchasers and Borrower, any actual or alleged failure of Agent to comply with any writ of attachment or other legal process relating to Borrower or any of its property, or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Agent relating in any way to Borrower or the Indebtedness (except any such amounts sustained or incurred as the result of the gross negligence or willful misconduct of Agent, any Purchaser or any of their directors, officers, employees, agents, attorneys, or any other person affiliated with or representing Agent or any Purchaser). Notwithstanding any provision in this Guaranty to the contrary, the indemnity agreement set forth in this Section shall survive any termination or revocation of this Guaranty and shall for all purposes continue in full force and effect until all Indebtedness is paid.

3

Cross-Corporate Continuing Guaranty

7.    Subordination. Except as otherwise expressly specified in the Securities Purchase Agreement, the Note, the Warrants, the Master Security Agreement and other Related Agreements, any and all rights of Guarantor under any and all debts, liabilities and obligations owing from Borrower to Guarantor, including any security for any guaranties of any such obligations, whether now existing or hereafter arising, are hereby subordinated in right of payment to the prior payment in full of all of the Indebtedness (other than reimbursement for ordinary course of business expenses paid on behalf of Borrower and in such case, only when no Event of Default has occurred and is continuing under the Loan Agreement). No payment in respect of any such subordinated obligations shall at any time be made to or accepted by Guarantor if at the time of such payment any Indebtedness is outstanding. If any Event of Default has occurred, Borrower and any assignee, trustee in bankruptcy, receiver, or any other person having custody or control over any or all of Borrower's property are hereby authorized and directed to pay to Agent, on behalf of the Purchasers, the entire unpaid balance of the Indebtedness before making any payments whatsoever to Guarantor, whether as a creditor, shareholder, or otherwise; and insofar as may be necessary for that purpose, Guarantor hereby assigns and transfers to Agent, for its benefit and for the benefit of the Purchasers, all rights to any and all debts, liabilities and obligations owing from Borrower to Guarantor, including any security for and guaranties of any such obligations, whether now existing or hereafter arising, including without limitation any payments, dividends or distributions out of the business or assets of Borrower. Any amounts received by Guarantor in violation of the foregoing provisions shall be received and held as trustee for the benefit of Agent and shall forthwith be paid over to Agent to be applied to the Indebtedness in such order and sequence as Agent shall in its sole discretion determine, without limiting or affecting any other right or remedy which Agent may have hereunder or otherwise and without otherwise affecting the liability of Guarantor hereunder. Guarantor hereby expressly waives any right to set-off or assert any counterclaim against Borrower (other than inchoate indemnity obligations).

8.    Revocation. This is a Continuing Guaranty relating to all of the Indebtedness, including Indebtedness arising under successive transactions which from time to time continue the Indebtedness or renew it after it has been (except inchoate indemnity obligations) performed and satisfied in full. Without limiting the fact that the termination of this Guaranty as to future transactions constitutes an Event of Default under the Securities Purchase Agreement, the obligations of Guarantor hereunder may otherwise be terminated only as to future transactions and only by giving 90 days' advance written notice thereof to Agent at its address above by registered first-class U.S. mail, postage prepaid, return receipt requested, provided such termination shall not be effective until 91 days following the date of actual receipt of such advance written notice. Notwithstanding such revocation as to future transactions, this Guaranty and all consents, waivers and other provisions hereof shall continue in full force and effect as to any and all Indebtedness which is outstanding on the effective date of revocation and all extensions, renewals and modifications of said Indebtedness (including without limitation amendments, extensions, renewals and modifications which are evidenced by new or additional instruments, documents or agreements executed after revocation), and all interest thereon, then and thereafter accruing, and all reasonable attorneys' fees, court costs and collection charges theretofore and thereafter incurred in endeavoring to collect or enforce any of the foregoing against Borrower, Guarantor or any other person liable thereon (whether or not suit be brought) and any other expenses of, for or incidental to collection thereof.

9.    Independent Liability. Guarantor hereby agrees that one or more successive or concurrent actions may be brought hereon against Guarantor, in the same action in which Borrower may be sued or in separate actions, as often as deemed advisable by Agent. The liability of Guarantor hereunder is exclusive and independent of any other guaranty of any or all of the Indebtedness whether executed by Guarantor or by any other guarantor (including without limitation any other persons signing this Guaranty). The liability of Guarantor hereunder shall not be affected, revoked, impaired, or reduced by any one or more of the following: (a) the fact that the Indebtedness exceeds the maximum amount of Guarantor's liability, if any, specified herein or elsewhere (and no agreement specifying a maximum amount of Guarantor's liability shall be enforceable unless set forth in a writing signed by Agent or set forth in this Guaranty); or (b) any direction as to the application of payment by Borrower or by any other party; or (c) any other continuing or restrictive guaranty or undertaking or any limitation on the liability of any other guarantor (whether under this Guaranty or under any other agreement); or (d) any payment on or reduction of any such other guaranty or undertaking; or (e) any revocation, amendment, modification or release of any such other guaranty or undertaking; or (f) any dissolution or termination of, or increase, decrease, or change in membership of any Guarantor which is a partnership. Guarantor hereby expressly represents that it was not induced to give this Guaranty by the fact that there are or may be other guarantors either under this Guaranty or otherwise, and Guarantor agrees that any release of any one or more of such other guarantors shall not release Guarantor from its obligations hereunder either in full or to any lesser extent.

10.     Financial Condition of Borrower. Guarantor is fully aware of the financial condition of Borrower and is executing and delivering this Guaranty at Borrower's request and based solely upon its own independent investigation of all matters pertinent hereto, and Guarantor is not relying in any manner upon any representation or statement of Agent or any Purchaser with respect thereto. Guarantor represents and warrants that it is in a position to obtain, and Guarantor hereby assumes full responsibility for obtaining, any additional information concerning Borrower's financial condition and any other matter pertinent hereto as Guarantor may desire, and Guarantor is not relying upon or expecting Agent or any Purchaser to furnish to him any information now or hereafter in Agent’s or any Purchaser’s possession concerning the same or any other matter.

4

Cross-Corporate Continuing Guaranty

11.    Representations and Warranties. In order to induce the Purchasers to enter into the Securities Purchase Agreement with Borrower, and to make a loan to Borrower that will directly and indirectly benefit each Guarantor, each Guarantor represents and warrants to Agent as follows, and each Guarantor covenants that the following representations will continue to be true, and that Guarantor will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full: (a) Guarantor is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change; (b) the execution, delivery and performance by Guarantor of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Guarantor in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iii) do not violate Guarantor’s articles or certificate of incorporation, or Guarantor’s by-laws or other constitutional documents or instrument, or any law or any material agreement or instrument which is binding upon Guarantor or its property, (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Guarantor or its property, and (v) the person executing this Guaranty on behalf of each Guarantor is a duly-authorized and empowered officer or agent of each such Guarantor; and (c) it is in Guarantor's direct interest to assist Borrower in procuring credit, because Borrower is an affiliate of Guarantor, furnishes goods or services to Guarantor, purchases or acquires goods or services from Guarantor, and/or otherwise has a direct or indirect corporate or business relationship with Guarantor.

12. Costs; Interest. Whether or not suit be instituted, Guarantor agrees to reimburse Agent on demand for all out-of-pocket reasonable attorneys' fees and all other out-of-pocket reasonable costs and expenses incurred by Agent in enforcing this Guaranty, or arising out of or relating in any way to this Guaranty, or in enforcing any of the Indebtedness against Borrower, Guarantor, or any other person, or in connection with any property of any kind of Guarantor securing all or any part of the Indebtedness. Without limiting the generality of the foregoing, and in addition thereto, Guarantor shall reimburse Agent on demand for all out-of-pocket reasonable attorneys' fees and costs Agent incurs in any way relating to Guarantor, Borrower or the Indebtedness, in order to: obtain legal advice; enforce or seek to enforce any of its rights; commence, intervene in, respond to, or defend any action or proceeding; file, prosecute or defend any claim or cause of action in any action or proceeding (including without limitation any probate claim, bankruptcy claim, third-party claim, secured creditor claim, reclamation complaint, and complaint for relief from any stay under the Bankruptcy Code or similar legislation in any other jurisdiction or otherwise); protect, obtain possession of, sell, lease, dispose of or otherwise enforce any security interest in or lien on any property of any kind securing any or all of the Indebtedness; or represent Agent in any litigation with respect to Borrower's or Guarantor's affairs. In the event either Agent or Guarantor files any lawsuit against the other predicated on a breach of this Guaranty, the prevailing party in such action shall be entitled to recover its attorneys' fees and costs of suit from the non-prevailing party. All sums due under this Guaranty shall bear interest from the date due until the date paid at the highest rate charged with respect to any of the Indebtedness.

13.    Notices. Any notice which a party shall be required or shall desire to give to the other hereunder (except for notice of revocation, which shall be governed by Section 8 of this Guaranty) shall be given by personal delivery or by telecopier or by depositing the same in the United States mail, first class postage pre-paid, addressed to Agent at its address set forth in the heading of this Guaranty and to Guarantor at its address provided by Guarantor to Agent in writing, and such notices shall be deemed duly given on the date of personal delivery or one day after the date telecopied or 3 business days after the date of mailing as aforesaid. Agent and Guarantor may change their address for purposes of receiving notices hereunder by giving written notice thereof to the other party in accordance herewith. Guarantor shall give Agent immediate written notice of any change in its address.

14.    Construction; Severability. The term "Guarantor" as used herein shall be deemed to refer to all and any one or more such persons and their obligations hereunder shall be joint and several. As used in this Guaranty, the term "property" is used in its most comprehensive sense and shall mean all property of every kind and nature whatsoever, including without limitation real property, personal property, mixed property, tangible property and intangible property. If any provision of this Guaranty or the application thereof to any party or circumstance is held invalid, void, inoperative or unenforceable as against any Guarantor, the remainder of this Guaranty and the application of such provision to other Guarantors or circumstances shall not be affected thereby, the provisions of this Guaranty being severable in any such instance.

5

Cross-Corporate Continuing Guaranty

15.    General Provisions. Agent, on behalf of the Purchasers, shall have the right to seek recourse against Guarantor to the full extent provided for herein and in any other instrument or agreement evidencing obligations of Guarantor to Agent and the Purchasers, and against Borrower to the full extent of the Indebtedness. No election in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Agent's right to proceed in any other form of action or proceeding or against any other party. The failure of Agent to enforce any of the provisions of this Guaranty at any time or for any period of time shall not be construed to be a waiver of any such provision or the right thereafter to enforce the same. All remedies hereunder shall be cumulative and shall be in addition to all rights, powers and remedies given to Agent by law or under any other instrument or agreement. Time is of the essence in the performance by Guarantor of each and every obligation under this Guaranty. Agent shall have no obligation to inquire into the power or authority of Borrower or any of its officers, directors, employees, or agents acting or purporting to act on its behalf, and any Indebtedness made or created in reliance upon the professed exercise of any such power or authority shall be included in the Indebtedness guaranteed hereby. This Guaranty is the entire and only agreement between Guarantor and Agent and the Purchasers with respect to the guaranty of the Indebtedness of Borrower by Guarantor, and all representations, warranties, agreements, or undertakings heretofore or contemporaneously made, which are not set forth herein, are superseded hereby. No course of dealings between the parties, no usage of the trade, and no parol or extrinsic evidence of any nature shall be used or be relevant to supplement or explain or modify any term or provision of this Guaranty. There are no conditions to the full effectiveness of this Guaranty. The terms and provisions hereof may not be waived, altered, modified, or amended except in a writing executed by Guarantor and a duly authorized officer of Agent. All rights, benefits and privileges hereunder shall inure to the benefit of and be enforceable by Agent and its successors and assigns and shall be binding upon Guarantor and its successors and assigns. Section headings are used herein for convenience only. Guarantor acknowledges that the same may not describe completely the subject matter of the applicable Section, and the same shall not be used in any manner to construe, limit, define or interpret any term or provision hereof.

16.    Governing Law; Venue and Jurisdiction. This instrument and all acts and transactions pursuant or relating hereto and all rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the internal laws of the State of New York. In order to induce Agent to accept this Guaranty, and as a material part of the consideration therefor, Guarantor (i) agrees that all actions or proceedings relating directly or indirectly hereto shall, at the option of Agent, be litigated in courts located within New York County, New York, (ii) consents to the jurisdiction of any such court and consents to the service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Guarantor may have to transfer or change the venue of any such action or proceeding.

17.    Receipt of Copy. Guarantor acknowledges receipt of a copy of this Guaranty.

18.    Mutual Waiver of Right to Jury Trial. AGENT and GUARANTOR hereby waive the right to trial by jury in any action, claim, lawsuit or proceeding based upon, arising out of, or in any way relating to: (i) this Guarantee or any supplement or amendment thereto; or (ii) any other present or future instrument or agreement between AGENT, THE PURCHASERS and GUARANTOR; or (iii) any breach, conduct, acts or omissions of AGENT or GUARANTOR or any of their respective directors, officers, employees, agents, attorneys or any other person affiliated with or representing AGENT or GUARANTOR WITH RESPECT TO THIS GUARANTY OR ANY OTHER RELATED AGREEMENT; in each of the foregoing cases, whether sounding in contract or tort or otherwise. .

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

6

Guarantor:
Healthcare Corporation of America

By:	/s/ Yoram Bibring

Name:	Yoram Bibring

Title:	Chief Financial Officer

Guarantor:		Guarantor:
PCA BENEFITS, INC.		PRESCRIPTION Corporation of America

By:	/s/ Yoram Bibring	By:	/s/ Yoram Bibring

Name:	Yoram Bibring	Name:	Yoram Bibring

Title:	Chief Financial Officer	Title:	Chief Financial Officer

Cross-Corporate Continuing Guaranty Signature Page